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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                            ------------------------

          Date of Report (Date of earliest event reported): May 6, 2003

                            IMPAX LABORATORIES, INC.
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             (Exact name of registrant as specified in its charter)

               Delaware                  0-27354            65-0403311
    ------------------------------- ----------------- ----------------------
       (State or other jurisdiction    (Commission     (I.R.S. Employer
                  of incorporation)    File Number)   Identification Number)

                              30381 Huntwood Avenue
                                Hayward, CA 94544
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)


       Registrant's telephone number, including area code: (510) 476-2000
                                                           --------------



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Item 5.  Other Events

         On May 6, 2003, the Company entered into a definitive agreement to sell 4,394,081 shares of common stock and warrants to purchase 878,815 shares of common stock in a private placement under the Securities Act to a select group of institutional investors for a total purchase price of approximately $24.0 million. The placement was completed on May 7, 2003. In addition, the investors have the right to purchase up to an additional 183,000 shares of common stock prior to May 16, 2003 for approximately $1.0 million. The Company intends to use the net proceeds from the private placement for working capital and general corporate purposes.

         The warrants are exercisable for a period of five years at an exercise price of $7.421 per share, subject to adjustment for issuances of stock at prices below the exercise price of the warrant, and for stock splits, stock dividends and certain other corporate events.

         The Company also agreed to register the stock and warrants for resale by the investors under the Securities Act of 1933.


Item 7.  Financial Statements and Exhibits

         (a)      Financial Statements

                           N/A

         (b)      Pro Forma Financial Information

                           N/A

         (c)      Exhibits

                  4.1 Common Stock and Warrant Purchase Agreement dated May 6, 2003 between Impax Laboratories, Inc. (the "Company") and the Purchasers listed on Schedule 1 thereto (the "Purchasers").

                  4.2 Registration Rights Agreement dated May 7, 2003 between the Company and the Purchasers.

                  4.3      Form of Warrant.

                  99.1     Press Release dated May 7, 2003.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                Impax Laboratories, Inc.


                                                By:  Cornel C. Spiegler
                                                     ------------------------
                                                     Cornel C. Spiegler
                                                     Chief Financial Officer

Date: May 7, 2003